UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 20, 2013

FleetCor Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35004	72-1074903
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5445 Triangle Parkway, Suite 400, Norcross, Georgia		30092-2575
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (770) 449-0479

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 20, 2013, FleetCor Technologies, Inc. (the “Company”) entered into the third amendment (the “Amendment”) to its $1.4 billion Credit Agreement (the “Credit Agreement”), by and among the Company, as guarantor, FleetCor Technologies Operating Company, LLC, the other Guarantors, the Lenders party thereto and Bank of America, N.A., as administrative agent. The amendment extends the term of the facility for an additional five years from the amendment date, with a new maturity date of March 20, 2018, adds certain additional designated foreign borrowers and alternative currencies and allows for additional investments in certain business relationships. The interest rates on the amended Credit Agreement did not change.

The primary purposes of the facility remain to fund acquisitions, working capital, liquidity and other general corporate purposes.

At this time there are no other material relationships between the Company and the various parties to the above disclosed agreement. Affiliates of the parties to the agreement disclosed above and the Company have engaged one another and may engage one another in the future in the ordinary course of business.

The above description of the Amendment is a summary and is qualified in its entirety by reference to the full text of the executed document, which is filed as Exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of A Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

10.1	Third Amendment to the Credit Agreement, dated March 20, 2013, by and among FleetCor Technologies, Inc. and certain of its subsidiaries, as borrowers and guarantors, Bank of America, N.A., as administrative agent and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FleetCor Technologies, Inc.

March 26, 2013	By:	/s/ Eric R. Dey
Eric R. Dey
Chief Financial Officer